Exhibit 10.1

EXECUTION VERSION

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT is made and entered into as of November 10, 2022 (this “Agreement”) by and among The Greenrose Holding Company Inc., a Delaware corporation (“Holdings”), Theraplant, LLC (“Theraplant”), True Harvest Holdings, Inc. (“TH,” and together with Theraplant and Holdings, the “Greenrose Entities” or the “Company”), DXR Finance LLC, in its capacity as Agent under and as defined in the Credit Agreement and the Note referred to below, (the “Agent”), DXR-GL Holdings I, LLC (“DXR-I”), DXR-GL Holdings II, LLC (“DXR-II”), and DXR-GL Holdings III, LLC (“DXR-III,” and together with DXRI and DXR II, the “Consenting Lenders”).

WHEREAS, the Greenrose Entities are party to that certain Credit Agreement, dated as of November 26, 2021, as amended by that certain Amendment No. 1, dated as of December 31, 2022, and by that certain Amendment No. 2, dated as of November 10, 2022 (“Amendment No. 2”), and as may be further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time (the “Credit Agreement”) with the Agent and the Consenting Lenders, as Lenders. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement, as applicable; and

WHEREAS, Holdings issued that certain Secured Promissory Note, dated October 12, 2022 (the “Note”; the Obligations of the Company under the Note together with the Obligations under the Credit Agreement, the “Existing Debt”) in an original principal amount of $15,300,000.00 to the Agent for the benefit of the Consenting Lenders; and

WHEREAS, the Agent has noticed Events of Default under both the Credit Agreement and the Note as more fully set forth in that certain (i) Notice of Default dated October 2, 2022, (ii) Notice of Additional Default dated October 10, 2022 and (iii) Notice of Additional Default dated October 14, 2022; and

WHEREAS, the Greenrose Entities, Agent and Consenting Lenders are party to that certain Forbearance Agreement, dated as of October 13, 2022 (as extended from time to time); and

WHEREAS, the Greenrose Entities, Agent and Consenting Lenders have entered into that certain Forbearance Agreement, dated as of November 10, 2022, as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time (the “Forbearance Agreement”) pursuant to which, among other things, the Agent and the Consenting Lenders have agreed to forbear from accelerating the obligations and from otherwise exercising any rights, remedies, powers, privileges, and defenses under the Credit Agreement and/or Note as the result of the existence of any Default or Event of Default (whether under the Credit Agreement, the Note, or any Loan Document) other than a Forbearance Termination Event of Default (as defined therein); provided that on and after the execution of the Forbearance Agreement in accordance with Section 4(c) the Agent and the Consenting Lenders shall be permitted to exercise certain remedies that are required to consummate the transactions under the Foreclosure Agreement and otherwise in accordance with this Agreement; and

WHEREAS, the Consenting Lenders constitute all Lenders under the Credit Agreement; and

WHEREAS, the Consenting Lenders, Agent and Greenrose Entities have agreed upon the transactions described herein (collectively, the “Transaction”) subject to the terms and conditions of this Agreement and a foreclosure agreement, which shall be consistent with this Agreement and in form and substance reasonably acceptable to the Greenrose Entities, the Agent, Consenting Lenders and NewCo (as defined below) (the “Foreclosure Agreement”).

In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Greenrose Entities and each Consenting Lender intending to be legally bound, hereby agree as follows:

1.	Effectiveness. This Agreement shall become effective on the date upon which: counterparts of this Agreement have been duly executed by each of the Greenrose Entities, the Agent, and each of the Consenting Lenders.

2.	Incremental Funding. The Consenting Lenders shall fund (and the Agent shall consent and facilitate the funding of) an additional $10 million of loans under the Credit Agreement (the “Incremental Debt”) under Amendment No. 2. The Incremental Debt shall be compromised of (i) $5 million to be borrowed immediately on the effective date of Amendment No. 2 (the “Initial Incremental Debt”) and (ii) $5 million to be borrowed in one or more draws after the effective date of Amendment No. 2 (the “Delayed Draw Incremental Debt”). The Incremental Debt proceeds shall be used in accordance with the terms and conditions set forth in Amendment No. 2 including to pay, among other things, (i) operating expenses, (ii) directors and officers insurance (including the funding of a 6-year tail policy), (iii) external professional advisors of the Greenrose Entities, (iv) ongoing expenses of SierraConstellation Partners LLC, (v) the professional fees and expenses of any professional advisor retained by the Agent and the Consenting Lenders, (vi) payment of a license conversion fee to the State of Connecticut, (vii) a contribution to the Connecticut social equity fund, (viii) the Wind-Down Amount, and (ix) certain tax liabilities.

3.	Third Party Marketing Process.

(a)	For up to fifty (50) days after the date of this Agreement (the “Marketing Period”), the Greenrose Entities will use commercially reasonable efforts to market themselves and their assets (such process, the “Marketing Process”) with the goal of receiving a proposal (an “Alternative Transaction Proposal” and the transaction contemplated therein, an “Alternative Transaction”) for a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, debt investment, equity investment, liquidation, tender offer, recapitalization, share exchange, business combination, or similar transaction involving any one or more Greenrose Entity, any one or more Greenrose Entity’s assets, or the debt, equity, or other interests in any one or more Greenrose Entity that is an alternative to the Foreclosure (as defined herein). During the Marketing Period, the Agent and Consenting Lenders shall forbear from exercising their rights and remedies under the Loan Documents, in accordance with (and subject to) the terms of the Forbearance Agreement (the “Forbearance”).

(b)	During the first twenty (20) days (or up to thirty (30) days at the election of the Special Committee (as defined below)) of the Marketing Period (“Phase One”), the Greenrose Entities shall solicit non-binding indications of interest from third parties for an Alternative Transaction involving the Greenrose Entities. At the conclusion of Phase One, if the Greenrose Entities receive indications of interest from one or more third parties that the Special Committee of the Board of Directors of Holdings (the “Special Committee”), reasonably determines (after consulting with outside legal counsel and its financial advisors) have the potential to become a Qualifying Alternative Transaction Proposal (as defined below) (each an “Identified Potential Qualified Purchaser”), then such parties will be invited to participate in the second phase (“Phase Two”) of the Marketing Process and the Forbearance shall be automatically extended until the end of Phase Two. If the Special Committee does not identify any Identified Potential Qualified Purchasers during Phase One, then the Marketing Period shall end and there will not be a Phase Two unless the Agent or Consenting Lenders consent to the occurrence of Phase Two.

(c)	During Phase Two, Identified Potential Qualified Purchasers will have until day fifty (50) of the Marketing Period to formalize their indications of interest into binding proposals (such proposal, a “Qualifying Alternative Transaction Proposal” and the transaction contemplated therein, a “Qualifying Alternative Transaction”). Each Qualifying Alternative Transaction Proposal shall: (1) (i) be binding, (ii) provide evidence that such bidder is financially capable of consummating the transactions contemplated in such proposal, (iii) not be subject to any diligence or financing contingencies, (iv) include no additional conditions precedent or termination events than those included in Sections 6 and 15 of this Agreement, (v) be accompanied by a cash deposit equal to 10 percent (10%) of the total consideration included in such proposal (a “Good Faith Deposit”), which shall be held in escrow by an escrow agent (the “Escrow Agent”) mutually selected by the Greenrose Entities, the Agent and the Consenting Lenders on terms and conditions mutually acceptable to the Greenrose Entities, the Agent and the Consenting Lenders; provided that the definitive documents with respect to such Alternative Transaction Proposal shall provide that one-half of the Good Faith Deposit will be forfeited and used to pay down the Obligations (as defined in the Credit Agreement) if the Greenrose Entities sign a Qualifying Alternative Proposal and such Qualifying Alternative Proposal is not consummated due to a failure to receive necessary regulatory approval and (vi) provide for payment in full, in cash of the sum, calculated as of the date of consummation of the transaction contemplated by such Qualifying Alternative Transaction Proposal, (the “Hurdle Amount”) of (a) the Obligations including the Applicable Make-Whole Amount (each as defined in the Credit Agreement); (b) the fees and expenses of any investment banker or similar professional retained by the Greenrose Entities in connection with the Qualifying Alternative Transaction; and (c) the amount necessary to provide for sufficient funding to wind down the Company upon closing of the transactions contemplated in such Qualifying Alternative Transaction Proposal; provided that such amount shall not be less than the Wind-Down Amount; or (2) be on terms otherwise acceptable to the Company, Agent and Consenting Lenders. No proposal will be considered a Qualifying Alternative Transaction Proposal unless the Greenrose Entities retain a right therein to terminate such Alternative Transaction Proposal on the date that is 90 days from the date on which the Alternative Transaction Proposal is first presented by the Greenrose Entities to the Connecticut Department of Consumer Protection in connection with the Connecticut regulatory approval and cannabis licensing process (the “Qualifying Alternative Transaction Outside Date”). If the Greenrose Entities enter into a Qualifying Alternative Transaction Proposal, the Greenrose Entities shall be required to deliver such termination on the date immediately following the Qualifying Alternative Transaction Outside Date unless the Agent consents otherwise.

(d)	The Greenrose Entities shall be entitled to, in their sole discretion, determine how to market their assets so as to maximize (i) the number of Alternative Transaction Proposals (including Qualifying Alternative Transaction Proposals); and (ii) the value of such proposals; provided that at a minimum, the Greenrose Entities shall provide due diligence to reasonably qualified potential bidders, subject to customary exclusions, as determined in good faith by the Greenrose Entities, including such third parties executing a confidentiality agreement, in form and substance acceptable to the Greenrose Entities.

(e)	If the Greenrose Entities have received more than one Qualifying Alternative Transaction Proposal, no later than three (3) business days following the conclusion of Phase Two, the Greenrose Entities shall conduct an in-person auction that is “on the record” (the “Auction”), at which the Agent, on behalf of the Lenders as defined in the Credit Agreement), may “credit bid” the Hurdle Amount, as such amount existed on the last business day prior to the day of the Auction (a “Credit Bid”). The Greenrose Entities shall not adjourn, postpone or cancel the Auction without the prior written consent of the Agent and Consenting Lenders (which consent is not to be unreasonably withheld). If the Greenrose Entities receive no more than one Qualifying Alternative Transaction Proposal, the Greenrose Entities may determine, in their reasonable discretion, not to hold the Auction and instead declare the applicable Qualifying Alternative Transaction Proposal as the highest and best Qualifying Alternative Transaction Proposal. After receipt and review of Qualifying Alternative Transaction Proposals and, in any event, the Agent and/or the Consenting Lenders may elect (such election, the “Credit Bid Election”) to participate in the Auction. If the Agent and Consenting Lenders make a Credit Bid Election, the Agent at the direction of the Consenting Lenders must submit a bid reasonably consistent with the procedures to which all participating bidders are required to comply with to the Greenrose Entities no later than two (2) business days prior to the Auction. For the avoidance of doubt, the Agent and Consenting Lenders shall have the right to include cash consideration, including in excess of the Hurdle Amount, in conjunction with any Credit Bid.

(f)	To the extent there are multiple Qualifying Alternative Transaction Proposals, prior to the conclusion of the Auction, the Greenrose Entities shall (i) determine which Qualifying Alternative Transaction Proposal is the next highest or otherwise best after the winning bid (the “Backup Bid”) and (ii) notify such bidder that such bidder’s Qualifying Alternative Transaction Proposal was selected as the Backup Bid. A Backup Bid shall remain binding on the applicable bidder until the earlier of (A) the closing of transaction(s) contemplated by the winning bid and (B) 90 days after the date of the Auction (the “Back-Up Period”). If the winning bidder fails to consummate the Qualified Alternative Transaction contemplated in its winning bid during the Back-Up Period, the Backup Bidder shall be deemed the new winning bidder, and the Greenrose Entities shall consummate the Qualified Alternative Transaction contemplated by the Backup Bid.

(g)	If the Company receives one or more Qualifying Alternative Transaction Proposals, the Marketing Period and Forbearance shall automatically extend for ten (10) days to allow the Company to conduct the Auction and finalize definitive documentation with respect to such applicable Qualifying Alternative Transaction Proposals.

(h)	If the Company enters into definitive documentation with respect to a Qualifying Alternative Transaction then the Forbearance shall automatically extend until through and including the date on which such Qualifying Alternative Transaction has received all necessary regulatory approvals from the applicable governmental or regulatory authorities and the satisfaction (or waiver) of all other conditions precedent to the consummation of such transaction, but in no event later than the Qualifying Alternative Transaction Outside Date. All Qualifying Alternative Transaction Proposals must terminate on the Qualifying Alternative Transaction Outside Date, as such date may be extended, changed or modified by the Greenrose Entities, subject to the prior consent of the Agent and Consenting Lenders.

(i)	Cash proceeds from a Qualifying Alternative Transaction that is consummated shall be sufficient to satisfy the Hurdle Amount and shall be used to pay the Hurdle Amount in full on the date of closing of such Qualifying Alternative Transaction.

(j)	Notwithstanding anything to the contrary in this Agreement, each Greenrose Entity and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives shall have the right during the Marketing Period to: (i) consider and respond to any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to any potential Alternative Transaction Proposal; (ii) provide access to non-public information concerning any Greenrose Entity to any entity or provided that such entity enters into a confidentiality agreement or nondisclosure agreement with the Greenrose Entities; or (iii) maintain or continue discussions or negotiations with respect to potential Alternative Transaction Proposals and enter into or continue discussions or negotiations with holders of claims or interests in Greenrose Entity or any other entity regarding the Foreclosure and/or any Alternative Transaction Proposal; provided, that, prior to the Agent and/or Consenting Lenders making a Credit Bid Election, and if the Agent and Consenting Lenders (i) elect not to make a Credit Bid Election or (ii) make a Credit Bid Election and subsequently cease participation in the Auction, the Greenrose Entities shall (x) provide a copy of any written Alternative Transaction Proposal or topping bid (and notice of, and a written summary of, any oral Alternative Transaction Proposal or topping bid) as soon as reasonably practicable under the circumstances after the Greenrose Entities’ or their advisors’ receipt of such Alternative Transaction Proposal to the Agent, Consenting Lenders and their advisors and (y) provide such information to the Agent, Consenting Lenders and each of their advisors as reasonably requested by such parties or as necessary to keep the Agent, Consenting Lenders and their advisors reasonably informed as to the status and substance of such discussions (subject to applicable law and any applicable confidentiality obligations of the Greenrose Entities, if such obligations are not intended to frustrate the rights of the Agent and Consenting Lenders hereunder). If the Agent and/or NewCo make a Credit Bid Election, then the Agent and Consenting Lenders will only be entitled to receive the same information provided to all bidders at the Auction.

4.	Foreclosure Agreement.

(a)	If the Marketing Process does not result in a binding, fully executed Qualifying Alternative Transaction Proposal or if such executed Qualifying Alternative Transaction Proposal (including any Backup Bid) fails to close, then the (i) Agent and the Consenting Lenders will transfer the Obligations (as defined in the Credit Agreement) to a newly-formed Delaware limited liability company (“NewCo”), (ii) NewCo shall become party to this Agreement by executing, and delivering to the Greenrose Entities, a joinder to this Agreement, in form and substance reasonably acceptable to the Greenrose Entities and (iii) NewCo will transmit an offer in the form of the Foreclosure Agreement (the transactions contemplated thereby, the “Foreclosure”, and the date such Foreclosure Agreement is transmitted to the Greenrose Entities, the “Foreclosure Agreement Transmittal Date”) to the Greenrose Entities to accept the Designated Collateral (as defined below), on terms consistent with the terms set forth in this Agreement or such different or additional terms as are reasonably acceptable to the Greenrose Entities, NewCo, Agent and the Consenting Lenders, in exchange for the satisfaction (in the aggregate) of the Obligations (as defined under the Credit Agreement).

(b)	[Reserved.]

(c)	Promptly (and in any event not later than one (1) business day) following the execution of the parties of the Foreclosure Agreement, either (X) (1) NewCo will commence a foreclosure proceeding in Connecticut state court with respect to Theraplant’s owned real property (the “Facility”) and (2) NewCo and Theraplant will enter into a stipulation for a consensual foreclosure of the Facility (collectively, the “Judicial Foreclosure”) or, (Y) to the extent the Agent and the Consenting Lenders elect not to pursue the Judicial Foreclosure in their reasonable discretion, the parties shall engage in another method of foreclosure, as determined in the Agent’s and Consenting Lenders reasonable discretion, and subject to the Greenrose Entities’ consent (not to be unreasonably withheld). To the extent the Foreclosure is consummated prior to the completion of the Judicial Foreclosure, and provided that the Consenting Lenders or NewCo provide Theraplant sufficient funding to remain in existence and comply with the following obligations, NewCo (or a subsidiary of NewCo) and Theraplant will enter into and maintain a rent-free lease to allow for use of the real property by NewCo (or a subsidiary of NewCo) pending the completion of the Judicial Foreclosure.

(i)	Within three (3) days of receiving the Foreclosure Agreement (which agreement, for the avoidance of doubt,shall be reasonably acceptable to the Greenrose Entities, Newco, Agent, and Consenting Lenders and be in form and substance consistent with this Agreement or on such additional or different terms as are reasonably acceptable to the Greenrose Entities, Newco, Agent, and Consenting Lenders), duly executed by the Agent and Consenting Lenders, the Greenrose Entities shall, subject to the waiver (in writing by the Greenrose Entities) or satisfaction of the conditions in Section 7(a) below, execute the Foreclosure Agreement by delivering an executed signature page counterpart to the Foreclosure Agreement.

(ii)	After the expiry of the Forbearance and until the Foreclosure Outside Date, the Agent, Consenting Lenders, and NewCo shall continue to forbear in accordance with the terms of the Forbearance Agreement, and shall continue to make the Incremental Debt available to the Company, pursuant to the terms of Amendment No. 2.

(iii)	Subject to the Limited Diligence Out (as defined herein), NewCo shall assume all of the following liabilities in connection with the Foreclosure (the “Assumed Liabilities”): (i) employee liabilities (other than indemnification obligations except as specified below in this Section 4(c)(iii)), (ii) accounts payable and liabilities arising from assumed contracts, and (iii) obligations to Ducera Partners LLC (or any of its affiliates); provided that, in no event shall NewCo (or one or more of its subsidiaries) be liable for more than $1,000,000 in liabilities in respect of professional fees and expenses related to services rendered by Ducera Partners LLC (or any of its affiliates), and shall only be liable for up to such $1,000,000 if, and only if, (i) the Agent (on behalf of the Consenting Lenders) submits a Credit Bid, such bid is declared the winning bid at the Auction and the transactions contemplated by such bid are consummated or (ii) if the Foreclosure is consummated. NewCo and the current officers and directors of the Greenrose Entities (the “Current D&Os”) that wish to maintain indemnification from NewCo for matters arising from, related to or otherwise occurring prior to the closing of the Foreclosure shall enter into new indemnification agreements (in form and substance reasonably acceptable to NewCo and the Greenrose Entities) pursuant to which NewCo shall indemnify the Current D&Os for claims related to or arising from the Transactions (as defined in the Release Agreement) (the “Indemnification Agreements”). Such Indemnification Agreements shall provide that, prior to seeking indemnification on a claim, such director or officer must first look to recover under any insurance policy of any of the Greenrose Entities covering such loss and not seek indemnity until there has been a determination under the relevant insurance policy as to their claim. Further, by executing the Indemnity Agreement, each Current D&O shall be required to waive any and all other forms of indemnification, contribution or similar claims against NewCo whether arising under applicable law, contract (including any assumed contract) or otherwise for any and all matters related to or arising from or occurring prior to the consummation of the Foreclosure. Further, NewCo shall enter into an agreement that is reasonably acceptable to NewCo and the Greenrose Entities (the “Tax Funding Agreement”) to fund all of the Greenrose Entities’ anticipated tax liabilities in such amounts as reflected on the schedule delivered by the Greenrose Entities prior to the date hereof (the “Tax Schedule”), and which schedule may be amended following the date hereof, with the reasonable consent of the Agent or the Consenting Lenders (collectively with the Assumed Liabilities, the “NewCo Liabilities”); provided that NewCo shall not be required to pay any federal or state income taxes that are materially in excess of the amounts listed in the Tax Schedule as of the date hereof and, with respect to all other taxes set forth on the Tax Schedule as of the date hereof, shall not be required to pay any amounts in excess of amounts listed on the Tax Schedule.

(iv)	Within fifteen (15) days of the execution by the Company of the Foreclosure Agreement, and in any event no earlier than upon expiration of the Limited Diligence Out Period, NewCo shall offer each employee of the Subsidiaries employment at NewCo effective at (but subject to) closing of the Foreclosure on substantially the same terms (including without limitation position, title, salary, bonus, incentive compensation, location and duties), and with no less favorable benefits, as such employees’ existing employment arrangements; provided that terms of such employee arrangements are not materially amended or modified from the date hereof through and including the date on which such offer of employment is made without the consent of the Agent.

(v)	The assets to be foreclosed upon (the “Designated Collateral”) under the Foreclosure shall constitute all or substantially all of the Collateral provided by the Greenrose Entities other than the equity interests in Theraplant and TH. The Designated Collateral also shall include causes of action and choses in action, whether known or unknown, other than those causes of action and choses in action that are released pursuant to the Release Agreement. Designated Collateral shall not include any Excluded Assets (as defined in the Credit Agreement) or other Collateral identified by the Consenting Lenders with the consent of the Company (not to be unreasonably withheld) by the Foreclosure Agreement Transmittal Date.

5.	Mutual Release. As a condition precedent to each parties’ obligations to consummate the Foreclosure, the Greenrose Entities, on the one hand, and NewCo, the Agent and Consenting Lenders, on the other hand, will execute the mutual release agreement in substantially the form delivered by the Greenrose Entities’ outside legal counsel to the Agent’s outside legal counsel, by email, on the date hereof (the “Release Agreement”).

6.	NewCo Conditions Precedent. The obligation of the Agent and NewCo to consummate the Foreclosure shall be subject to the satisfaction or waiver of the following conditions precedent in the sole discretion of NewCo and the Agent:

(a)	there not occurring or becoming known to NewCo, Agent or the Consenting Lenders any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Greenrose Entities, taken as a whole;

(b)	subject to the Budget, the payment of all license conversion fees necessary to obtain a license for the cultivation of cannabis for the recreational market in Connecticut which shall be paid from the proceeds of the Incremental Debt;

(c)	receipt of all governmental approvals necessary to consummate the Foreclosure;

(d)	no injunction or restraining order shall have been issued by any governmental authority, and be in effect, that restrains or prohibits any transaction contemplated hereby;

(e)	no governmental authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any laws or orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit the consummation of the transactions contemplated hereby (other than Federal Cannabis Laws (as defined in the Credit Agreement));

(f)	no assignment for the benefit of creditors, moratoria, composition, reorganization, arrangement or similar relief has been commenced by or with respect to any Greenrose Entity (excluding, for the avoidance of doubt, the Existing Litigation (as defined in the Forbearance Agreement);

(g)	payment of all reasonable and documented, invoiced fees and out of pocket expenses of (i) Milbank LLP, (ii) The Ledbetter Law Firm, P.L.C., (iii) Pullman & Comley LLC and (iv) with the consent of the Company (not to be unreasonably withheld), other advisors to the Agent, the Consenting Lenders and NewCo; provided that, in each case, subject to the Budget and sufficient funding having been provided by the Consenting Lenders to pay such fees and expenses;

(h)	the Forbearance Agreement has been executed and remains in full force and effect; and

(i)	the Foreclosure Agreement has been executed and remains in full force and effect.

7.	Greenrose Entities Conditions Precedent.

(a)	The obligation of the Greenrose Entities to execute the Foreclosure Agreement, shall be subject to the satisfaction or waiver of the following conditions precedent in the sole discretion of the Greenrose Entities:

(i)	NewCo shall have delivered the Foreclosure Agreement to the Greenrose Entities in form and substance reasonably acceptable to the Greenrose Entities (and consistent with the terms of this Agreement or with such additional or different terms as are reasonably acceptable to the Greenrose Entities, Newco, Agent, and Consenting Lenders);

(ii)	the Marketing Period shall have terminated and no definitive agreement with respect to a Qualifying Alternative Transaction has been entered into;

(iii)	the Special Committee shall have received an opinion (or equivalent thereof) from the Greenrose Entities’ financial advisor that the Foreclosure is fair from a financial point of view to the Greenrose Entities; and

(iv)	the conditions set forth in Section 7(b)(iv)-(vi) of this Agreement

(b)	The obligation of the Greenrose Entities to consummate the Foreclosure, shall be subject to the satisfaction or waiver of the following conditions precedent in the sole discretion of the Greenrose Entities:

(i)	the Consenting Lenders shall have delivered, and the Greenrose Entities shall have executed, the Foreclosure Agreement and such Foreclosure Agreement remains in full force and effect;

(ii)	the Consenting Lenders shall have funded, into an account to be used solely to fund the wind-down of the Greenrose Entities, an amount equal to (x) $500,000 (or such other higher amount with the consent of the Agent that prior to closing, the Greenrose Entities demonstrate a funding need for in order to conduct and complete an orderly wind-down of the Greenrose Entities) less (y) any amounts remaining in the Company’s bank accounts (other than accounts holding trust fund taxes and withholdings that are used to pay such taxes or satisfy the obligations related to such withholdings) following the consummation of the Foreclosure (and after taking into account the payment of transaction expenses contemplated by the Foreclosure Agreement) (the “Wind-Down Amount”);

(iii)	receipt of all governmental approvals necessary to consummate the Foreclosure;

(iv)	no injunction or restraining order shall have been issued by any governmental authority, and be in effect, that restrains or prohibits any transaction contemplated hereby;

(v)	no governmental authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any laws or orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit the consummation of the transactions contemplated hereby (other than Federal Cannabis Laws (as defined in the Credit Agreement));

(vi)	all Lenders under the Credit Agreement shall have assigned the Obligations (as defined under the Credit Agreement) to NewCo and NewCo shall have become party to this Agreement;

(vii)	subject to the Budget (as defined in the Credit Agreement), the Consenting Lenders shall have provided the Greenrose Entities with funding to bind a 6-year D&O tail policy that covers the Greenrose Entities’ existing directors and officers, as well as any parties appointed to oversee the Greenrose Entities’ wind-down, and the Company shall have funded and bound such policy;

(viii)	NewCo and the Greenrose Entities shall have executed and delivered the Tax Funding Agreement;

(ix)	the Greenrose Entities, NewCo, the Agent and Consenting Lenders, shall have executed and delivered the Release Agreement;

(x)	NewCo shall have executed the Indemnification Agreements; and

(xi)	the Forbearance Agreement has been executed and remains in full force and effect.

8.	Pursuit/Support of the Foreclosure.

(a)	If a Foreclosure Agreement is delivered to the Greenrose Entities in accordance with the terms of this Agreement and is consented to by the Greenrose Entities, each of the Greenrose Entities agrees and covenants that it shall (i) use commercially reasonable efforts to successfully consummate the Foreclosure in the manner and in accordance with the timeline contemplated by this Agreement, and (ii) assist with all necessary filings with any state regulatory bodies in connection with the Foreclosure;

(b)	The Agent, each Consenting Lender and, to the extent a party hereto, NewCo (i) agrees to take, or cause to be taken, all actions reasonably necessary to facilitate, encourage or otherwise support the consummation of the Foreclosure and (ii) agrees not to take, or cause to be taken, directly or indirectly, any action inconsistent with, or would otherwise delay or impede the consummation of the Foreclosure;

(c)	Regulatory Covenants:

(i)	The Consenting Lenders and Newco shall, and shall cause its Affiliates to make, or enable the Greenrose Entities to make on Newco’s behalf, all required filings and use commercially reasonable efforts to promptly obtain, or enable the Greenrose Entities to obtain on Newco’s behalf, all consents and approvals of all U.S. federal, state or local, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body (each, a “Government Authority”) and all issuances, re-issuances or transfer of all licenses, permits or authorizations (each a “License”) that are necessary for the execution and delivery of, and performance of its obligations pursuant to, the Foreclosure Agreement and any agreements contemplated thereby (including consummation of the Foreclosure) or the operation of the business of the Greenrose Entities following the closing of the Foreclosure (collectively, the “Government Approvals”).

(ii)	Consenting Lenders and Newco shall, and shall cause its affiliates to, supply as promptly as practicable any additional information and documentary material that may be requested by the Greenrose Entities (to the extent reasonable) or a Governmental Authority (including to promptly make available any information and appropriate personnel in response to any queries made by a Government Authority, which may include, among other things, information regarding the Foreclosure Agreement, Newco’s (and Consenting Lenders’) capabilities as the potential owner of the business of the Greenrose Entities, Newco’s organizational and capital structure, the identity, biographical information, and citizenship of any controlling person(s) thereof, or other matters).

(iii)	To the extent permitted under applicable law, each party shall promptly notify the other parties of any substantive oral or written communication it or any of its representatives receives from any Government Authority relating to the Government Approvals, permit the other parties and their respective representatives to review in advance any substantive communication relating to the matters that are the subject of this Section 8(c) proposed to be made by such party to any Government Authority and provide the other parties with copies of all substantive correspondence, filings or other communications between them or any of their representatives, on the one hand, and any Government Authority or members of its staff, on the other hand, relating to the Government Approvals. For the avoidance of doubt, materials proposed to be submitted in response to any such Government Authority communication: (i) be redacted to remove references concerning the valuation of the Greenrose Entities’ business; (ii) be redacted as necessary to comply with contractual arrangements or applicable law; and (iii) redacted or provided on an “outside counsel only” basis as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. No party shall agree to participate in any substantive meeting or discussion (including by phone) with any Government Authority in respect of any such filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Government Authority, gives such party the opportunity to attend and participate at such meeting or discussion (including by phone);

(iv)	Consenting Lenders, Agent, and NewCo shall not, and shall not permit any of their respective affiliates to, take any action (including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing the assets of or equity in, or by any other manner, any person or portion thereof, or otherwise acquiring or agreeing to acquire any assets) that would reasonably be expected to have the effect of (i) impairing or impeding the receipt of, or increasing the risk of not receiving, any required Government Approval prior to the Foreclosure Outside Date or (ii) increasing the risk of any Government Authority entering an order prohibiting, or impeding the consummation of the Foreclosure prior to the Foreclosure Outside Date (and shall not, without the consent of the Greenrose Entities, withdraw or refile any filing or restart the waiting period on any Government Authority’s review, or enter into a timing agreement with a Government Authority).

(d)	From the date of this Agreement until the end of the Marketing Period, the Consenting Lenders will promptly draft, deliver to the Greenrose Entities, and negotiate in good faith the terms of the Foreclosure Agreement.

(e)	All definitive documentation in respect of the Foreclosure and Foreclosure Agreement including all related exhibits, schedules, supplements, appendices, annexes, and attachments thereto that are utilized to implement or effectuate, or that otherwise relate to, the Foreclosure shall be consistent in all respects with this Agreement and otherwise reasonably acceptable to the Greenrose Entities, Agent and Consenting Lenders.

(f)	If requested by the Greenrose Entities, NewCo, the Agent, and Consenting Lenders shall make good faith efforts to support (by non-economic means only, unless otherwise agreed by NewCo, the Agent, and Consenting Lenders in their sole discretion) the Greenrose Entities’ efforts to gain consensus and support amongst the Greenrose Entities’ other stakeholders to support the transactions contemplated by this Agreement, including the Foreclosure.

(g)	The Greenrose Entities shall provide on a timely basis any books, records (including work papers, schedules, memoranda and other documents), agreements, supporting data or other information that are reasonably requested by the Agent or Consenting Lender in connection with the Agent’s and Consenting Lenders’ diligence review of the NewCo Liabilities, in each case, to the extent such documents exist and are available to the Greenrose (provided, that the Greenrose Entities may provide any such information on an “outside counsel only” basis as necessary to address reasonable attorney-client or other privilege or confidentiality concerns). To the extent that any of the Greenrose Entities breach its obligations under this Section 8(g) prior to the conclusion of the Limited Diligence Out Period, the Agent or the Consenting Lenders shall promptly deliver written notice to the Greenrose Entities of such breach (and in any event prior to the expiration of the Limited Diligence Out Period).

9.	Conduct of Business. Each of the Greenrose Entities agrees that, from the date hereof until the earlier of (i) termination of this Agreement, (ii) consummation of a Qualifying Alternative Transaction or (iii) consummation of the Foreclosure, unless otherwise contemplated by this Agreement or agreed to by the Agent and the Consenting Lenders in their sole discretion:

(a)	each of the Greenrose Entities, shall not directly or indirectly do or permit to occur any of the following (other than as contemplated by this Agreement or with the consent of the Agent): (i) issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity interests including, without limitation, capital stock or partnership interests, other than pursuant to existing convertible debt instruments which are convertible at the election of the noteholder without the consent of such Greenrose Entities; (ii) amend or propose to amend its respective articles of incorporation, bylaws or comparable organizational documents in a manner adverse to the Consenting Lenders or that would otherwise prohibit, delay or impede the Foreclosure; (iii) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its equity interests; (iv) redeem, purchase or acquire or offer to acquire any of its equity interests including, without limitation, capital stock or partnership interests; (v) acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture or other business organization or division or assets thereof; (vi) incur any indebtedness for borrowed money or issue any debt securities; (vii) enter into any executive employment agreements (other than ongoing services with SierraConstellation Partners LLC); (viii) enter into any non-executive employment agreements other than employment agreements consistent with past practice, including in terms of compensation and duration; (ix) allow or settle material claims or any material pending litigation; (x) terminate or enter into any material contract outside of the ordinary course of business (including, without limitation, (I) that certain Cultivation Services Agreement, dated as of May 2, 2019, as amended, by and between Total Health & Wellness, Inc. and True Harvest, LLC, and (II) that certain Industrial Lease, dated as of July 25, 2017, by and between MSCP, LLC and True Harvest, LLC); provided that the Agent’s consent shall not to be unreasonably withheld with respect to entry into or amendments to material contracts by or of the Greenrose Entities; or (xi) enter into or modify any agreement with respect to any of the matters set forth in this Section 9(a);

(b)	each of the Greenrose Entities will use commercially reasonable efforts to obtain for Theraplant and/or NewCo, as applicable, a license for the cultivation of cannabis for the recreational market in Connecticut;

(c)	each Greenrose Entity shall use commercially reasonable efforts to (i) maintain its good standing under the laws of the state in which it is incorporated or organized, (ii) preserve all of its material licenses, including but not limited to, all licenses necessary to operate cannabis establishments in all jurisdictions that the Greenrose Entities operate; (iii) notify the Agent and Consenting Lenders of any governmental or third party complaints, litigations, investigations or hearings (or communications indicating that the same may be contemplated or threatened); (iv) continue to operate its businesses in accordance with past practice; (v) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with their business, and (vi) keep available the material services of its officers and employees; and

(d)	no Greenrose Entity shall adopt or enter into any plan of complete or partial liquidation or dissolution of, or otherwise liquidate, dissolve or wind up, any Greenrose Entity prior to the later of (a) provided that the Consenting Lenders provide the Greenrose Entities sufficient funding to remain in existence and satisfy such obligations, payment to the applicable taxing authority of all taxes (i) owed by such Greenrose Entity or (ii) withheld by such Greenrose Entity on behalf of such taxing authority or (b) the consummation of the transactions contemplated in the Foreclosure Agreement or Qualifying Alternative Transaction, as applicable.

10.	Tax Treatment. The parties hereto agree that entry into the Forbearance Agreement and Amendment No. 2 shall not be treated as giving rise to a “significant modification” of the Existing Debt within the meaning of Treasury Regulations section 1.1001-3. The parties will report consistent with the foregoing for U.S. federal, state and local income tax purposes.

11.	Assignment of Contracts. The Greenrose Entities will use commercially reasonable efforts to obtain necessary consents to the assignment to NewCo of any material contracts that are to be assumed by NewCo in connection with the Foreclosure. Following the consummation of the Foreclosure, to the extent any such consents are not obtained, solely to the extent that NewCo provides the Greenrose Entities with additional sufficient funding to remain in existence and to comply with the following obligations, the Greenrose Entities, on the one hand, and Agent, the Consenting Lenders and NewCo, on the other hand, will cooperate in a mutually agreeable arrangement under which NewCo (or one more of its subsidiaries) would obtain from the Greenrose Entities the benefits from, and assume the obligations under, the applicable contract(s).

12.	Representations and Warranties.

(a)	Each Consenting Lender represents and warrants, severally and not jointly, that, as of the date hereof, such Consenting Lender is the legal owner or beneficial owner and holder of investment and voting authority over, the aggregate amount of the Obligations (as defined in the Credit Agreement) held by it as set forth in the records maintained by the Agent, and legally or beneficially owns, and has investment and voting authority over, no other obligations outstanding under the Credit Agreement.

(b)	Each Consenting Lender and to the extent NewCo becomes a party hereto, NewCo represents and warrants, severally and not jointly, that such Consenting Lender is a sophisticated investor with respect to the transactions described in this Agreement with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities (including any securities that may be issued in connection with the transactions contemplated by this Agreement), is making an informed decision with respect thereto and has made its own analysis and decision to enter this Agreement.

(c)	Each Consenting Lender represents and warrants, severally and not jointly, that the Consenting Lenders constitute all Lenders under the Credit Agreement.

(d)	(x) Each Consenting Lender, and to the extent NewCo becomes a party hereto, NewCo severally and not jointly, represents and warrants to each of the Greenrose Entities and (y) each of the Greenrose Entities represents and warrants to each Consenting Lender and to the extent NewCo becomes a party hereto, NewCo, that the following statements, as applicable, are true, correct and complete as of the date hereof:

(i)	Power and Authority. It has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder.

(ii)	Due Organization. It is duly organized, validly existing and in good standing under the laws of its state of organization and it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(iii)	Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(iv)	No Conflicts. The execution, delivery and performance of this Agreement does not and shall not: (1) violate any provision of law, rule or regulation applicable to it, except to the extent the failure to comply therewith could not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder; (2) violate its articles or certificate of incorporation, bylaws or other organizational documents; or (3) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

13.	Acknowledgment. Each of the parties acknowledges and agrees that: (i) this Agreement is being executed in connection with negotiations concerning the Foreclosure; and (ii) the rights granted in this Agreement are enforceable by each signatory hereto.

14.	Fees and Expenses. The Greenrose Entities shall promptly pay all reasonable and documented, out of pocket, fees and expenses of (i) Milbank LLP, (ii) The Ledbetter Law Firm, P.L.C., (iii) Pullman & Comley LLC and (iv) with the consent of the Company (not to be unreasonably withheld) other advisors to the Agent and the Consenting Lenders ; provided that, in each case, subject to the Budget and sufficient funding having been provided by the Consenting Lenders to pay such fees and expenses; provided further that any fees and expenses in excess of the amounts included in the Budget for such items are not, and shall not be deemed to be, waived and shall be paid at the closing of the Foreclosure solely to the extent the Greenrose Entities have sufficient funding (excluding the Wind Down Amount).

15.	Termination.

(a)	This Agreement shall automatically terminate upon the occurrence of the earlier of the following events:

(i)	the date that is 90 days from the date on which this Agreement is first presented by the Greenrose Entities to Connecticut Department of Consumer Protection in connection with the Connecticut regulatory approval and cannabis licensing process or such other date as mutually agreed in writing by the Parties hereto if consummation of the Foreclosure has not yet occurred (such date, the “Foreclosure Outside Date”); provided that this Agreement must be presented to the Connecticut Department of Consumer Protection no later than five (5) business days from entry into the Foreclosure Agreement;

(ii)	the consummation of the Foreclosure;

(iii)	the consummation of a Qualifying Alternative Transaction and payment in full in cash of the Hurdle Amount;

(iv)	any material breach of this Agreement by any Greenrose Entity which is not cured within 10 days of written notice thereof by a Consenting Lender;

(v)	any material breach of this Agreement by the Agent or any Consenting Lender which is not cured within 10 days of written notice thereof by any Greenrose Entity;

(vi)	the Forbearance Agreement is validly terminated or is otherwise no longer in full force and effect and is not extended, renewed, or amended and restated within 10 days of written notice of such termination or expiry by the Agent to the Greenrose Entities (or the Greenrose Entities to the Agent).

(b)	For a period of twenty-five (25) days after entry into this Agreement by the parties, the Agent and Consenting Lenders may terminate this Agreement on five (5) days’ written notice to the Greenrose Entities (such twenty-five day period, the “Limited Diligence Out Period”) to the extent that (i) the Greenrose Entities breach their obligations set forth in Section 8(g) in a manner that prejudiced the Agent’s and the Consenting Lenders’ due diligence review of the NewCo Liabilities, which breach is not cured upon the earlier of (A) five (5) days following date of notice of such breach and (B) expiration of the Limited Diligence Out Period, or (ii) the Agent or Consenting Lenders discover material NewCo Liabilities that were not previously disclosed in writing by the Greenrose Entities or their representatives prior to the date hereof (the “Undisclosed Liabilities”) to the Agent or Consenting Lenders (the “Limited Diligence Out”); provided that upon receipt of a notice of termination from the Agent or Consenting Lenders on account of clause (ii) of the Limited Diligence Out (which notice shall specify in reasonable detail such Undisclosed Liabilities), the Greenrose Entities may elect in writing to proceed with pursuit of the Foreclosure (the “Greenrose Election”), and the Agent and/or Consenting Lenders’ termination shall be deemed null and void, solely to the extent that, to the reasonable satisfaction of the Agent and the Consenting Lenders, NewCo will not assume and will not directly or indirectly suffer or incur any liability, loss, damage or cost arising from or in connection with such specified Undisclosed Liabilities.

(c)	Upon a termination of this Agreement in accordance with this Section 16, no party hereto shall have any continuing liability or obligation to any other party hereunder and the provisions of this Agreement shall have no further force or effect, except for the provisions in Sections 13 and 16-25, each of which shall survive termination of this Agreement; and in the case of a termination under Section 15(a)(ii), the provisions in Section 5 shall survive; provided that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

16.	No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the parties hereto and no other person or entity shall be a third-party beneficiary hereof.

17.	Amendments. Other than as expressly provided in this Agreement, this Agreement (and any annexes, schedules, or exhibits hereto) may only be amended in writing by the Greenrose Entities, the Agent, and the Consenting Lenders.

18.	Restrictions on Transfer.

(a)	Except as set forth in Section 18(b), each Consenting Lender hereby agrees that, for so long as this Agreement shall remain in effect, it shall not sell, transfer, assign, pledge, hypothecate or grant any participations or sub-participations in (each, a “Transfer”) all or any of the Obligations or Commitments (as defined under the Credit Agreement) without the prior written consent of the Company.

(b)	Notwithstanding the foregoing, any Consenting Lender may Transfer any or all of its Obligations (as defined under the Credit Agreement), provided that, as a condition precedent, (i) such Consenting Lender reaffirms its Commitments (as defined in the Credit Agreement) or Transfers its Commitments (as defined in the Credit Agreement) to the transferee, (ii) in the case of a Transfer of Commitments, the applicable transferee is a credit worthy entity, (iii) the transferee thereof agrees in writing to be bound by the terms of this Agreement and the Credit Agreement by executing a joinder to this Agreement and the Credit Agreement, (iv) without duplication of the previous clause (i), such Transfer is made in accordance with Section 14.1 of the Credit Agreement, and (v) upon any such transfer, all provisions requiring the consent of the Consenting Lenders shall mean the consent of Consenting Lenders holding a majority of the Obligations outstanding as of the time such consent request is made. Upon execution of such joinder, such joining party shall become a “Consenting Lender” for all purposes hereunder.

(c)	This provision shall in no way prohibit the assignment of any or all of the Obligations (as defined under the Credit Agreement) to NewCo or any subsidiary of NewCo so long as NewCo and any applicable subsidiary executes a joinder to this Agreement and the Credit Agreement in accordance with Section 18(b) and such assignment otherwise complies with the requirements set forth in Section 14.1(a) of the Credit Agreement.

(d)	Any Transfer of any interest that does not comply with the foregoing shall be deemed void ab initio.

19.	Entire Agreement. As of the date this Agreement becomes effective, this Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

20.	Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without the application of any choice of law provisions would require the application of the laws of another jurisdiction. The Greenrose Entities hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts sitting in the Borough of Manhattan in the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein will prevent any Consenting Lender from bringing any action to enforce any award or judgment in any other forum in which jurisdiction can be established; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Greenrose Entities, as the case may be at its address set forth in Section 25; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 20 any indirect, special, exemplary, punitive or consequential damages.

21.	Specific Performance. It is understood and agreed by each party hereto that money damages would be an insufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

22.	Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

23.	Severability. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

24.	Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

25.	Notice. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next business day if transmitted by national overnight courier, addressed in each case as follows:

(a)	If to the Greenrose Entities:

The Greenrose Holding Company Inc.

111 Broadway

Amityville, NY 11701

Attn: William St. Lawrence

Email: bill@greenrosecorp.com

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Mariel E. Cruz; David J. Cohen

Email: Mariel.Cruz@weil.com; DavidJ.Cohen@weil.com

Feuerstein Kulick LLP

240 Lexington Ave, Ste. 2024

New York, NY 10170

Attn: Samantha Gleit

Email: Samantha@dfmklaw.com

(b)	If to the Agent or NewCo:

Milbank LLP

55 Hudson Yards
New York, New York 10001
Attn: Abhilash M. Raval, Michael W. Price, and Brian Kinney
Fax: 212-530-5219
Email: araval@milbank.com; mprice@milbank.com; bkinney@milbank.com

(c)	If to a Consenting Lender, to the address for such Consenting Lender provided on the signature pages hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

THE GREENROSE HOLDING COMPANY, INC.

By:	/s/ Timothy Bossidy
Name:	Timothy Bossidy
Title:	Interim Chief Executive Officer

THERAPLANT, LLC

By:	/s/ Timothy Bossidy
Name:	Timothy Bossidy
Title:	Designated Officer

TRUE HARVEST HOLDINGS, INC.

By:	/s/ Timothy Bossidy
Name:	Timothy Bossidy
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

DXR Finance, LLC, as Agent

By:	/s/ Jesse Dorigo
Name:	Jesse Dorigo
Title:	Authorized Signatory

[Signature Page to Transaction Support Agreement]

DXR-GL Holdings I, LLC, as a Consenting Lender

By:	/s/ Jesse Dorigo
	Name:	Jesse Dorigo
	Title:	Authorized Signatory

Milbank LLP

55 Hudson Yards
New York, New York 10001
Attn: Abhilash M. Raval, Michael W. Price, and Brian Kinney
Fax: 212-530-5219
Email: araval@milbank.com; mprice@milbank.com; bkinney@milbank.com

[Signature Page to Transaction Support Agreement]

DXR-GL Holdings II, LLC, as a Consenting Lender

By:	/s/ Jesse Dorigo
	Name:	Jesse Dorigo
	Title:	Authorized Signatory

Milbank LLP

55 Hudson Yards
New York, New York 10001
Attn: Abhilash M. Raval, Michael W. Price, and Brian Kinney
Fax: 212-530-5219
Email: araval@milbank.com; mprice@milbank.com; bkinney@milbank.com

[Signature Page to Transaction Support Agreement]

DXR-GL Holdings III, LLC, as a Consenting Lender

By:	/s/ Jesse Dorigo
	Name:	Jesse Dorigo
	Title:	Authorized Signatory

Milbank LLP

55 Hudson Yards
New York, New York 10001
Attn: Abhilash M. Raval, Michael W. Price, and Brian Kinney
Fax: 212-530-5219
Email: araval@milbank.com; mprice@milbank.com; bkinney@milbank.com

[Signature Page to Transaction Support Agreement]